Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-58127, 333-125004 and 333-42366) of our report dated June 20, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment to retrospectively apply the change in accounting discussed in Note 2 to the financial statements), relating to the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan as of December 31, 2005 appearing in this Annual Report on Form 11-K of Telephone and Data Systems, Inc. for the year ended December 31, 2006.

/s/Altschuler, Melvoin & Glasser LLP
Deerfield, Illinois
July 10, 2007